UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) December 8, 2006

WCI COMMUNITIES, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-31255	59-2857021
(Commission File Number)	(IRS Employer Identification No.)

24301 Walden Center Drive, Bonita Springs, FL	34134
(Address of Principal Executive Offices)	(Zip Code)

239-947-2600

(Registrant’s Telephone Number, Including Area Code)

NOT APPLICABLE

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events

On Friday, December 8, 2006, Moody’s Investors Service issued a press release announcing that it had downgraded the ratings of WCI Communities, Inc. (“WCI”), including its corporate family rating to B1 from Ba3 and the ratings on its senior subordinated notes to B3 from B1.

Pursuant to the Indenture dated August 5, 2003 (the “Indenture”), by and among WCI, certain of its subsidiaries and The Bank of New York, relating to WCI’s $125,000,000 aggregate principal amount of 4.0% Contingent Convertible Senior Subordinated Notes due 2023 (the “Convertible Notes”), as supplemented by a Supplemental Indenture dated December 15, 2004 (the “Supplemental Indenture”), a holder of the Convertible Notes may now convert all or a portion of such holder’s Convertible Notes.

Upon conversion of the Convertible Notes, WCI will pay cash equal to the lesser of the cash conversion price (as defined in the Supplemental Indenture) and 100 percent of the principal amount of the Convertible Notes. In the event that the cash conversion price exceeds 100 percent of the principal amount of the Convertible Notes, WCI may elect to issue common stock or pay an amount of cash equivalent to the difference between the cash conversion price and 100 percent of the principal amount of the Convertible Notes. As of December 13, 2006, the cash conversion price per $1,000 aggregate principal amount of Convertible Notes was $641.28.

The foregoing description of the required payments by WCI upon conversion of the Convertible Notes is subject to, and qualified in its entirety by, the Indenture and the Supplemental Indenture, which are filed as exhibits to WCI’s Registration Statement on Form S-3 (Registration No. 333-108762) and WCI’s Form 10-K for the year ended December 31, 2004, respectively.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WCI COMMUNITIES, INC.

By:	/s/ James P. Dietz
Name:	James P. Dietz
Title:	Senior Vice President and Chief Financial Officer

Date: December 8, 2006